JPMORGAN CHASE

May 18, 2007
Filed pursuant to Rule 433
Registration Statement Nos. 333-126750 and 333-126750-02
May 18, 2007

JPMORGAN CHASE CAPITAL XXIII
$750,000,000
FLOATING RATE CAPITAL SECURITIES, SERIES W
Issuer:

JPMorgan Chase Capital XXIII (the "Trust"), a Delaware statutory trust, the sole assets of which will be junior subordinated debt securities issued by JPMorgan Chase & Co. ("JPMorgan Chase"). JPMorgan Chase will own all common securities of the Trust.

Guarantor:	JPMorgan Chase
Securities:	Floating Rate Capital Securities, Series W
Legal Format:	SEC Registered
Aggregate Liquidation Amount:	$750,000,000
Liquidation Amount:	$1,000 per capital security
Distributions:

Three-month LIBOR plus 1.00% until Scheduled Maturity Date. The rate for the initial distribution period will be equal to LIBOR plus 1.00% for the three-month period beginning on the Settlement Date, to be determined on the second London Business Day prior to the Settlement Date.

CUSIP/ISIN:	48123U AA2/US48123UAA25
Ratings:	Moody's Investors Service: Aa3 Standard & Poor's: A Fitch: A+
Settlement Date:	May 24, 2007 (T+4)
Scheduled Maturity Date:	May 15, 2047
Final Repayment Date:	May 15, 2077
Interest Payment Dates:	Paid quarterly on each February 15, May 15, August 15, and November 15, commencing August 15, 2007, until Scheduled Maturity Date
Interest Rate Index:	Three-month LIBOR until Scheduled Maturity Date
Re-offer Spread to Index:	Three-month LIBOR plus 104 bps until Scheduled Maturity Date
Day Count Convention:	Actual/360
Optional Redemption:

JPMorgan Chase may redeem the Floating Rate Capital Securities, in whole or in part, at any time on or after May 15, 2012, or in whole but not in part, at any time after the occurrence of a tax event, rating agency event or capital treatment event, at 100% of their principal amount plus accrued and unpaid interest.

Interest Rate after Scheduled Maturity Date:	One-month LIBOR plus 2.03% payable on the 15th of each calendar month based on Actual/360
Deferral Provision:

The Trust will defer payments on the Floating Rate Capital Securities for up to 10 years if JPMorgan Chase defers payments on the underlying junior subordinated debt securities. Payments cannot be deferred beyond the maturity date of the junior subordinated debt securities on May 15, 2077. Any deferred payments will accrue additional interest at the then applicable rate, compounded on each interest payment date.

Replacement Capital Covenant:	A replacement capital covenant will apply until May 15, 2057.
Public Offering Price:	$994.23
Underwriting Commissions:	$7,500,000
Use of Proceeds:	General corporate purposes
Sole Structuring Advisor and Bookrunner:	J.P. Morgan Securities Inc.
Co-Managers:	Bear, Stearns & Co. Inc
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.
Keefe, Bruyette & Woods, Inc.
SunTrust Capital Markets, Inc
The Williams Capital Group, L.P.
Wells Fargo Securities, LLC
Allocation:	Aggregate Liquidation Amount
J.P. Morgan Securities Inc.	$ 690,000,000
Bear, Stearns & Co. Inc	15,000,000
BB&T Capital Markets, a division of Scott and Stringfellow, Inc.	7,500,000
Keefe, Bruyette & Woods, Inc.	7,500,000
SunTrust Capital Markets, Inc	7,500,000
The Williams Capital Group, L.P.	7,500,000
Wells Fargo Securities, LLC	7,500,000
___________________________
Total	$ 750,000,000

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling collect 1-212-834-4533.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.